FOR IMMEDIATE RELEASE

December 6, 2010

Contact:	Laura Ulbrandt
(212) 460-1900

LEUCADIA NATIONAL CORPORATION ANNOUNCES CASH DIVIDEND

New York, New York – December 6, 2010 - Leucadia National Corporation (NYSE: LUK) announced today that its Board of Directors has declared a cash dividend equal to $0.25 per Leucadia common share payable on December 30, 2010 to record holders of Leucadia common shares on December 17, 2010.